EXHIBIT 3(i)(f)

FILED
in the office of the Secretary of State of the State of California APR 2 2003
A0594279

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

AXTION FOODS, INC.

We, the undersigned President and Secretary of Axtion Foods, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on March 31, 2003, adopted a resolution to amend the Articles of Incorporation as follows:

Article I is amended to read as follows:

“The name of this corporation is S3I Holdings, Inc.”

The foregoing amendment was duly approved by the board of directors.

This amendment was also approved by a majority of the shareholders of the Corporation by a written consent in lieu of a special meeting. The number of shares outstanding and entitled to vote on the shares authorization amendment to the Articles of Incorporation is 26,982,000; said change and amendment have been consented to by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon. The percentage vote required was more than 50%.

I declare that the above document is true and correct of my own personal knowledge under penalty of perjury. Executed on March 31, 2003 at San Diego, California.

/s/ Julia Reynolds

Julia Reynolds

President

I declare that the above document is true and correct of my own personal knowledge under penalty of perjury. Executed on March 31, 2003 at San Diego, California.

/s/ Julia Reynolds

Julia Reynolds

Secretary

I declare that the above document is true and correct of my own personal knowledge under penalty of perjury. Executed on March 31, 2003 at San Diego, California.

/s/ Julia Reynolds

Julia Reynolds

Chief Financial Officer